Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

MANULIFE PRIVATE CREDIT PLUS FUND

(Exact Name of Registrant as Specified in its Declaration of Trust)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(o)	24,390,243	$20.50	$500,000,000.00	0.0001476	$73,800

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts						$500,000,000.00		$73,800

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due								$73,800

(1)

Shares are offered at net asset value, which will vary. The proposed maximum offering price per unit is calculated based on the net asset value per share of Registrant’s Class I Shares as of May 31, 2024.